Exhibit 5.1

1900 K Street, NW Washington, DC 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

March 3, 2025

Palmer Square Capital BDC Inc.

1900 Shawnee Mission Parkway, Suite 315,

Mission Woods, KS

Ladies and Gentlemen:

We are issuing this opinion in our capacity as legal counsel to Palmer Square Capital BDC Inc., a Maryland corporation (the “Company”), in connection with the proposed issuance and sale from time to time by the Company of shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) with an aggregate offering price of up to $100,000,000 (the “Shares”) pursuant to (i) the Registration Statement on Form N-2 (File No. 333-280961) initially filed with the Securities and Exchange Commission (the “Commission”) on July 23, 2024 and declared effective on October 16, 2024 (such registration statement, together with any post-effective amendments thereto, all exhibits thereto and all documents incorporated by reference therein and deemed to be part thereof at the time it most recently became effective, and as amended or supplemented, the “Registration Statement”) and (ii) the prospectus supplement, dated March 3, 2025, to the prospectus, dated October 16, 2024, contained in the Registration Statement (the “Prospectus Supplement”).

The Shares are to be sold by the Company from time to time pursuant to the equity distribution agreement, dated as of March 3, 2025, by and among the Company, Palmer Square BDC Advisor LLC (the “Adviser” and, together with the Company, the “Palmer Square Entities”), on the one hand, and RBC Capital Markets, LLC, on the other hand (the “Equity Distribution Agreement”). This opinion letter is being furnished to the Company in accordance with the requirements of Item 25 of Form N-2 under the Investment Company Act of 1940, as amended (the “1940 Act”), and we express no opinion herein as to any matter other than as to the legality of the Shares.

In rendering the opinion expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for rendering the opinion set forth below, including the following documents:

(i)	the Articles of Amendment and Restatement of the Company, certified as of a recent date by the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”);

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(ii)	the Bylaws of the Company, certified as of the date hereof by an officer of the Company;

(iii)	a Certificate of Good Standing with respect to the Company issued by the SDAT as of a recent date; and

(iv)	the resolutions of the board of directors of the Company relating to, among other things, (a) the authorization and approval of the preparation and filing of the Registration Statement and the Prospectus Supplement, and (b) the authorization, issuance, offer and sale of the Shares pursuant to the Registration Statement and the Prospectus Supplement, certified as of the date hereof by an officer of the Company.

With respect to such examination and our opinion expressed herein, we have assumed, without any independent investigation or verification, (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons and the legal power and authority of all persons signing on behalf of the parties to such documents (other than the Company), (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, and (v) that all certificates issued by public officials or Company officers have been properly issued and that such certificates remain accurate on the date of this letter. We also have assumed without independent investigation or verification the accuracy and completeness of all corporate records made available to us by the Company.

As to certain matters of fact relevant to the opinions in this opinion letter, we have relied, to the extent we deem proper, upon certificates and/or representations of officers of the Company. We have also relied on certificates and confirmations of public officials. We have not independently established the facts, or in the case of certificates or confirmations of public officials, the other statements, so relied upon.

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This opinion set forth in this letter is limited to the effect of the Maryland General Corporation Law, as in effect on the date hereof, and we express no opinion as to compliance with the 1940 Act or other federal securities laws or as to the applicability or effect of any other laws of the State of Maryland or the laws of any other jurisdiction. Without limiting the preceding sentence, we express no opinion as to any state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance or sale of the Shares. This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.

Based upon and subject to the limitations, exceptions, qualifications and assumptions set forth in this opinion letter, we are of the opinion that when (i) the Equity Distribution Agreement has been duly executed and delivered by the parties thereto and (ii) the Shares are (a) issued and delivered against receipt by the Company of payment therefor at a price per Share not less than the par value per share of the Common Stock as contemplated by the Registration Statement and the Prospectus Supplement and in accordance with the terms of the Equity Distribution Agreement and (b) if applicable, countersigned or registered by the Company’s transfer agent, the Shares will be validly issued, fully paid and nonassessable.

The opinions expressed in this opinion letter (a) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be implied and (b) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the Company or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on March 3, 2025 and to the reference to our firm in the “Legal Matters” section in the Prospectus Supplement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP